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Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

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FOR IMMEDIATE RELEASE

Barrier Therapeutics Appoints Three New Members to Board of Directors

Princeton, NJ, September 1, 2004 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a biopharmaceutical company developing pharmaceutical products in the field of dermatology, today announced the appointment of Robert E. Campbell, Carl W. Ehmann, M.D., and Charles F. Jacey, Jr. to its board of directors, effective September 1, 2004. Mr. Campbell is a retired executive from Johnson & Johnson after having served as Vice Chairman of the Board of Directors from April 1989 to January 1995 and is currently the Chairman of the Board of The Robert Wood Johnson Foundation. Dr. Ehmann is a private pharmaceutical industrial consultant having previously worked for a number of pharmaceutical companies including Hoffman-LaRoche, Inc. and Bristol-Myers Squibb, and is a member of the Barrier Scientific Advisory Board. Mr. Jacey is a retired Senior Partner of Coopers & Lybrand, L.L.P. where he was with the firm for 40 years.

“We are pleased to have all three of these industry professionals join Barrier Therapeutics’ board of directors,” said Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. “All three have extensive operational and financial experience in the pharmaceutical industry. Their personal understanding of Barrier Therapeutics and dermatology brings a unique and valuable perspective to our board, as we advance our eight clinical-stage candidates and make preparations for the anticipated commercial launch of our first product, Zimycan, next year.”

Mr. Campbell has served at Johnson & Johnson in various positions including Vice Chairman of the Board of Directors, Vice Chairman of the Executive Committee, Chairman of the Professional Sector and various financial management and systems planning positions. Mr. Campbell received a B.S. degree from Fordham University and a M.B.A. from Rutgers University. He is also the recipient of honorary doctorate degrees from Fordham University and the University of Medicine and Dentistry of New Jersey. Mr. Campbell is presently the Chairman of the Board of The Robert Wood Johnson Foundation, as well as the Chairman of the Board of The Cancer Institute of New Jersey.

Dr. Ehmann serves as Chairman of the Board for the Medical University of South Carolina Foundation for Research Development. He previously worked at Hoffman-LaRoche, Inc., Bristol-Myers Squibb, and Johnson & Johnson, where he respectively served as Director of Clinical Research/Dermatology, Department of Medical Research at Hoffman-LaRoche, Inc.;

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Barrier Therapeutics Appoints Three New Members to Board of Directors

Vice President, Pharmaceutical Research & Development/Dermatology at Bristol-Myers Squibb; and, as Executive Vice President and Head of Global Research & Development for Consumer Products, Inc. at Johnson & Johnson. Dr. Ehmann received his M.D. and B.A. in Biology from the State University of New York at Buffalo and is a Fellow of the American Academy of Dermatology.

Mr. Jacey previously served as National Vice Chairman at Coopers & Lybrand, L.L.P. for over 10 years. He has also been elected to the firm’s Executive Committee five times serving three Chairmen over 15 years. While at Coopers & Lybrand Mr. Jacey provided professional services to companies including Unilever, Avon Products, Johnson & Johnson, and Novartis. Mr. Jacey received his B.B.A. from Pace University and is a Certified Public Accountant. Mr. Jacey currently serves on the Board of Directors for The Greater New York Insurance Company and The Cancer Institute of New Jersey, and is also a member of the Board of Trustees for Pace University.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative pharmaceutical products to treat diseases of the skin. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase III clinical trials, are under development for the treatment of Candida-associated diaper dermatitis, seborrheic dermatitis, fungal infections, including vaginal candidiasis and onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. Website: www.barriertherapeutics.com

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the anticipated launch of any of its products. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in Form 10-Q for the quarterly period ended June 30, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Barrier undertakes no obligation to update publicly any forward-looking statement.

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